 EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135402), Form S-3 (File No. 333-158376) and Form S-3 (File No. 333-184174) of First Federal Bancshares of Arkansas, Inc. (the Company) of our report dated March 8, 2013 on the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
Little Rock, Arkansas
March 8, 2013